Tutor Perini Corporation

15901 Olden Street

Sylmar, CA 91342

Tel: 818/362-8391  Fax: 818/367-9574

Ronald N. Tutor

Chairman & CEO

May 9, 2017

Mr. Leonard Rejcek

2427 Inwood Drive

Houston, TX 77019

Dear Leonard,

I genuinely enjoyed our two meetings to discuss my interest in you as a potential President of our Building Group as we move forward.  Since I truly believe you would be an excellent addition and fill the leadership role that I envision for our Building Group, I would like to offer you the following proposal for your consideration and virtual immediate employment:

The position, of course, would be President of Tutor Perini Building Group, which would include Rudolph and Sletten, Roy A. Anderson and both the Philadelphia and South Florida building offices.

The following would be the financial package:

1)	Starting salary $650,000 per year with an automatic increase to $725,000 in six months.
2)	Your bonus would be guaranteed the first year at 100% of salary. Your second year bonus would be tied to the Building Group target.
3)

At the end of year one, you will receive a stock option and stock grant program over years two, three and four that would equate to 20,000 shares of stock grants each year and 20,000 shares of stock options each year.  The value of those should exceed $2,000,000, assuming you meet the requirements.  Those requirements would be: the first year would be guaranteed; years two and three - 50% would be tied to the term of three years and 50% would be tied to meeting 80% of the target.

4)	You will be assigned a company vehicle similar to a GMC Denali SUV or a comparable passenger car of your choice.
5)	You will be assigned a company credit card.
6)	You will be assigned a company gas card.
7)	You will be assigned a company cell phone.

Mr. Leonard Rejcek

May 9, 2017

8)	You will be eligible to participate in the Tutor Perini Benefits Program
9)	All costs of your move from Texas to Los Angeles, California will be paid by the company. The company will pay for furnished temporary housing up to one year until permanent housing can be secured.
10)	You will be eligible to participate in the Tutor Perini 40l (k) Retirement Savings Plan immediately with a 30% company match.
11)

In accordance with our sick leave policy, you will receive five (5) sick days per calendar year following six (6) months of continuous employment.  Sick leave for the first calendar year will be prorated based on your eligibility date.

12)	You will receive three weeks paid vacation per year in accordance with the TPC vacation plan.
13)	Life insurance in the amount of $1,300,000.

This offer of employment is contingent upon the following: receipt of the signed offer letter, and a negative result from the drug screening.

Please take time to review the following terms and conditions relative to your pending employment with our company:

•	Please read and sign the attached Arbitration Agreement.

Should you decide to accept our offer, you will be an at-will employee of the company, which means that the employment relationship may be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision of this letter) should be regarded by you as ineffective unless it is in writing and signed by me and recorded with the Vice President of Human Resources.

Mr. Leonard Rejcek

May 9, 2017

Please sign a copy of this letter to signify your acceptance of this offer of employment. The terms of this offer expire fourteen (14) business days from its date of issuance.

If you have any questions, please feel free to call me and we can go over any and all details.

I will await your response.

Sincerely,

TUTOR PERINI CORPORATION

/s/ Ronald N. Tutor
Ronald N. Tutor
Chairman & CEO

I accept the terms set forth in the offer letter above:

/s/ Leonard J. Rejcek	05/12/2017
Leonard J. Rejcek	Date